Exhibit 4.35

EXECUTION VERSION

Confidential

AMENDED AND RESTATED

SECURITIES ESCROW AGREEMENT

This AMENDED AND RESTATED SECURITIES ESCROW AGREEMENT (the “Agreement”) is entered into as of August 9, 2011, by and among Purple Mountain Holding Ltd., a British Virgin Islands company having its registered office at 4th Floor, Rodus Building, Road Reef, PO Box 765, Road Town, Tortola, British Virgin Islands (“Option Holder”) and Yue (Justin) Tang, an individual residing at #3701, Tower A, Beijing Fortune Plaza, 7 Dong San Huan Zhong Lu, Beijing, 100020 and sole shareholder of the Option Holder (“Tang” and together with Option Holder, “Option Holder Parties”), on the one hand, and eLong, Inc. an exempted company incorporated with limited liability in the Cayman Islands (“Company”), on the other hand, and CSC Trust Company of Delaware, as escrow agent (“Escrow Agent”).

RECITALS

WHEREAS, the Option Holder Parties, the Company and the Escrow Agent entered into that certain Securities Escrow Agreement (the “Original Escrow Agreement”) dated as of April 13, 2011; and

WHEREAS, prior to the execution of the Original Escrow Agreement, the Option Holder delivered to the Company a Notice of Exercise with respect to the Option Holders’ exercise of options (the “Original Options”) to purchase an aggregate of 1,377,430 ordinary shares, par value $0.01 per share (the “Original Shares”), of the Company, for an exercise price of $0.50 per share, as well as related fees and costs, for a total payment of $709,215; and

WHEREAS, simultaneously with the execution of the Original Escrow Agreement the Option Holder Parties and the Company entered into an indemnification agreement (the “First Indemnification Agreement”) pursuant to which the Option Holder Parties agreed to indemnify the Company and any other Indemnified Party (as defined therein) against any Claims (as defined therein) relating to the Original Options; and

WHEREAS, pursuant to the Original Escrow Agreement, the Company and the Option Holder Parties agreed that the Escrow Agent would receive, administer and dispose of five hundred seventy-seven thousand two hundred forty-four (577,244) of the Original Shares issued upon exercise of the Original Options, pursuant to the First Indemnification Agreement (the “Original Escrowed Shares”); and

WHEREAS, Option Holder has subsequently delivered to the Company a Notice of Exercise with respect to Option Holder’s exercise of additional options (the “Additional Options”) to purchase an aggregate of 156,250 ordinary shares, par value $0.01 per share (the “Additional Shares”), of the Company, for an exercise price of $1.5325 per share, as well as related fees and costs, for a total payment of $241,953.13; and

WHEREAS, simultaneously with the execution of this Agreement, the Option Holder Parties and the Company are entering into an additional indemnification agreement (the “Second Indemnification Agreement”), pursuant to which the Option Holder Parties agree to indemnify the Company and any other Indemnified Party (as defined therein) against any Claims (as defined therein) relating to the Additional Options; and

WHEREAS, simultaneously with the execution of this Agreement, the Company is issuing the Additional Shares in the name of the Option Holder; and

WHEREAS, Option Holder Parties and the Company have agreed that as security for the obligations of the Option Holder Parties under the Second Indemnification Agreement, the Option Holder Parties and the Company are entering into this Agreement;

WHEREAS, Option Holder Parties and the Company have agreed that the Additional Escrowed Shares (as defined below) shall be held in escrow together with the Original Escrowed Shares; and

WHERAS, Option Holder Parties, the Company and the Escrow Agent desire to amend and restate in its entirety the Original Escrow Agreement; and

WHEREAS, the Company and Option Holder Parties have requested that Escrow Agent continue to act as escrow agent and hold the Original Escrowed Shares and the Additional Escrowed Shares pursuant to the terms and conditions contained herein, and Escrow Agent has agreed to so act.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment. Escrow Agent agrees (i) to continue to act as Escrow Agent for the Original Escrowed Shares and (ii) to act as Escrow Agent to receive, administer and dispose of fifty-eight thousand six hundred and seventy-six (58,676) (the “Additional Escrowed Shares”) Additional Shares issued upon exercise of the Additional Options, pursuant to the Second Indemnification Agreement. All proceeds earned on or distributed with respect to the Original Escrowed Shares and the Additional Escrowed Shares, as well as interest and proceeds earned thereon, are hereinafter referred to as “Proceeds.” The Original Escrowed Shares, the Additional Escrowed Shares and the Proceeds are hereinafter together referred to as the “Escrow Balance.”

2. Rights, Duties and Immunities.

(a) Acceptance by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of Escrow Agent:

(i) Escrow Agent shall hold and safeguard the Escrow Balance in a separate escrow account, until all of the assets therein are disbursed in accordance with the terms of this Agreement, shall treat the assets therein in accordance with the terms of this Agreement and not as the property of any party hereto, and shall hold and dispose of Escrow Balance only in accordance with the terms of this Agreement.

(ii) The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no such other duties shall be implied, and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement, and Escrow Agent shall not be deemed to have any knowledge of or responsibility for the terms of any other agreement, or document. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(iii) Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of the Company, or of anyone else, to deliver the Original Escrowed Shares or the Additional Escrowed Shares to Escrow Agent or otherwise to honor any of the provisions of this Agreement, the First Indemnification Agreement or the Second Indemnification Agreement.

(iv) The Company will reimburse and indemnify Escrow Agent and its directors, officers, agents and employees for, and hold it and them harmless from and against, any losses, liabilities or expenses, including but not limited to outside counsel expenses, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except for losses caused by the bad faith, willful misconduct or gross negligence of Escrow Agent. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith in accordance with the terms hereof, including any liability for any delays not resulting from its gross negligence or willful misconduct or any loss of interest incident to any such delays. The provisions of this section shall survive any termination of this Agreement or of the services of Escrow Agent hereunder.

(v) Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that Escrow Agent in good faith believes to have been signed or presented by the proper party or parties.

(vi) Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own bad faith, willful misconduct or gross negligence.

(vii) Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(viii) Escrow Agent makes no representation and shall have no duty to investigate the validity, value, genuineness or collectability of any security, document or instrument held by or delivered to it.

(b) If a controversy arises between the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom Escrow Agent shall deliver the Escrow Balance, or any portion thereof, or as to any other matter arising out of or relating to the Escrow Balance or this Agreement, Escrow Agent shall not determine the same and shall not make any delivery of any disputed portion of the Escrow Balance, but shall retain the same until the rights of the parties to the dispute shall have finally been determined by written agreement among the parties in dispute or by order of a court of competent jurisdiction. Escrow Agent shall deliver the Escrow Balance, or any portion thereof, within seven (7) calendar days after Escrow Agent has received a joint written notice from the Company and the Option Holder Parties or a notice from any of the parties enclosing a copy of the written order (nonappealable or for which the appeal process has lapsed) of a court of competent jurisdiction, in accordance with the terms thereof. Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen that refers specifically to this Agreement and identifies by name and address the adverse claimants in the controversy. If a controversy of the type referred to in this section arises, Escrow Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for the determination of the controversy.

3. Release of Escrow Balance.

(a) The Company will promptly provide to the Escrow Agent copies of all Notices of Claims delivered under the First Indemnification Agreement or the Second Indemnification Agreement along with a cover letter indicating that copies of Notices of Claim are attached. Upon receipt by Escrow Agent from the Company of a written notice (a “Default Notice”) certifying as to the occurrence of a default by either or both of the Option Holder Parties of their indemnification obligations under the First Indemnification Agreement or the Second Indemnification Agreement (“Event of Default”), and indicating that such letter constitutes a Default Notice, Escrow Agent shall (i) provide a copy of such Default Notice to the Option Holder Parties by email and express courier as provided in Section 6 hereof within five (5) calendar days of receipt of such Default Notice and (ii) deliver the Escrow Balance, or portion of the Escrow Balance as specified by the Company, to the Company or the Company’s designee pursuant to the Company’s written instructions within seven (7) calendar days of receipt of such Default Notice. If the amount of the Escrow Balance subject to the Default Notice is less than the entire amount held by the Escrow Agent, and the share certificates held by the Escrow Agent do not contain the exact number of Original Escrowed Shares and Additional Escrowed Shares claimed in the Default Notice, the Escrow Agent shall distribute to the Company in accordance with this section certificates with at least as many Original Escrowed Shares and Additional Escrowed Shares claimed and the Company agrees that it shall issue a new certificate(s) and promptly return to the Escrow Agent such certificates representing any excess shares not subject to such Default Notice.

(b) Escrow Agent shall otherwise hold (i) the Original Escrowed Shares until the fourth (4th) anniversary of the date of the Original Escrow Agreement and (ii) the Additional Escrowed Shares until the fourth (4th) anniversary of the date of this Agreement. On such respective anniversary or, if such date does not fall on a business day, on the next succeeding business day, the Escrow Agent shall deliver at the written direction of the Option Holder Parties all amounts of the Original Escrowed Shares or Additional Escrowed Shares, as applicable, that are not then the subject of a Default Notice or a Notice of Claim under the First Indemnification Agreement or the Second Indemnification Agreement.

(c) Other than as provided in this Section 3, Escrow Agent shall hold the Escrow Balance until joint written instructions for its disposition are provided by the Company and the Option Holder or as otherwise directed by a court of competent jurisdiction.

4. Resignation or Removal of Escrow Agent; Successor Escrow Agent.

(a) Escrow Agent may resign at any time upon thirty (30) calendar days’ prior notice to the Option Holder Parties and the Company, and may be removed by the joint written instructions of the Option Holder Parties and the Company upon thirty (30) calendar days’ prior notice to Escrow Agent. Prior to the effective date of the resignation or removal of Escrow Agent or any successor escrow agent, the Option Holder Parties and the Company shall jointly appoint a successor escrow agent to hold the Escrow Balance, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein. If no successor escrow agent is appointed prior to the effective date of the termination or resignation of Escrow Agent, Escrow Agent may place all of the Escrow Balance at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent.

(b) Upon delivery of the Escrow Balance to any successor Escrow Agent designated by the Option Holder Parties and the Company in writing, or to any court of competent jurisdiction, Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent shall take effect on the earlier of the appointment of a successor escrow agent or the day that is thirty (30) calendar days after the date of delivery of Escrow Agent’s written notice of resignation to the Option Holder Parties and the Company. In the event that a successor Escrow Agent has not been appointed at the expiration of such thirty-day period, Escrow Agent’s sole responsibility hereunder shall be the safekeeping of the Escrow Balance and to deliver the Escrow Balance in accordance with any written instruction of the Company or as any court of competent jurisdiction may order.

(c) If Escrow Agent receives a written notice signed by the Option Holder Parties and the Company stating that they have selected another Escrow Agent, Escrow Agent shall deliver the Escrow Balance to the successor Escrow Agent named in the aforesaid notice within ten (10) calendar days after its receipt of such notice.

5. Fees. A $2,500.00 annual escrow agent fee for Escrow Agent’s services hereunder, together with any expenses reasonably incurred by Escrow Agent in connection with this Agreement shall be paid by the Company upon the annual anniversary date of the Original Agreement until the full Escrow Balance is released.

6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by domestic or international express courier, with a courtesy copy via e-mail (which shall not be considered notice), shall be deemed given when delivered, and shall be addressed as follows:

If to Escrow Agent:

CSC Trust Company of Delaware

Attention: Escrow Administration

2711 Centerville Road

One Little Falls Centre

Wilmington, DE 19808

Telephone: 866-291-6119

Email: ahalpern@cscinfo.com

If to either of the Option Holder Parties:

#3701, Tower A

Beijing Fortune Plaza

7 Dong San Huan Zhong Lu

Beijing, 100020

Attn: Tang Yue

Email: justin@br-china.com

If to the Company:

eLong, Inc.

Xingke Plaza, Tower B, 3d Floor

No. 10 Middle Jiuxianqiao Road

Beijing, China 100015

Attn: General Counsel

Email: sami.farhad@corp.eLong.com

7. Entire Agreement and Modification. This Agreement, the First Indemnification Agreement (only in the case of the Option Holder Parties and the Company) and the Second Indemnification Agreement (only in the case of the Option Holder Parties and the Company) constitute the entire agreement between the parties hereto with respect to the matters contemplated herein and therein, and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege.

8. Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to principles of conflict of laws thereunder. Each of the parties hereto, other than the Escrow Agent, irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in the Hong Kong S.A.R. under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of the Hong Kong S.A.R. in any such arbitration. There shall be one (1) arbitrator, selected in accordance with the Arbitration Rules. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses. In the event of two or more arbitrations having been commenced under this Agreement, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal, which will have the jurisdiction to resolve all disputes forming part of the consolidation order, if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

9. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “PDF” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “PDF” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10. Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

11. Binding Effect; Severability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first-above written.

THE COMPANY:

eLong, Inc.

By:	/s/ Sami Farhad
Name: Sami Farhad Title: General Counsel

OPTION HOLDER PARTIES:

Purple Mountain Holding Ltd

By:	/s/ Justin Tang
Name: Justin Tang Title:

Yue (Justin) Tang

Justin Tang

ESCROW AGENT:

CSC Trust Company of Delaware

By:	/s/ William G. Popeo
Name: William G. Popeo
Title: President & CEO